                                                                                               EXHIBIT 12

                               BOISE CASCADE CORPORATION AND SUBSIDIARIES
                                   Ratio of Earnings to Fixed Charges

                                                                                          Six Months
                                             Year Ended December 31                      Ended June 30
                                1991       1992       1993       1994        1995       1995       1996
                                     (dollar amounts expressed in thousands)

Interest costs                $ 201,006 $ 191,026  $ 172,170  $ 169,170  $ 154,469  $  82,027  $  72,460
Interest capitalized during
  the period                      6,498     3,972      2,036      1,630      3,549      1,472      7,200
Interest factor related to
  noncapitalized leases(1)        5,019     7,150      7,485      9,161      8,600      4,829      6,258
                              _________ _________  _________  _________  _________  _________  _________
  Total fixed charges         $ 212,523 $ 202,148  $ 181,691  $ 179,961  $ 166,618  $  88,328  $  85,918


Income (loss) before
  income taxes and minority
  interest                    $(128,140)$(252,510) $(125,590) $ (64,750) $ 589,410  $ 280,650  $  21,620
Undistributed (earnings)
  losses of less than 50%
  owned persons, net of
  distributions received         (1,865)   (2,119)      (922)    (1,110)   (36,861)   (15,350)      (300)
Total fixed charges             212,523   202,148    181,691    179,961    166,618     88,328     85,918
Less: Interest capitalized       (6,498)   (3,972)    (2,036)    (1,630)    (3,549)    (1,472)    (7,200)
      Guarantee of interest
        on ESOP debt            (24,283)  (23,380)   (22,208)   (20,717)   (19,339)    (9,727)    (9,010)
                              _________ _________  _________  _________  _________  _________  _________

Total earnings (losses)
  before fixed charges        $  51,737 $ (79,833) $  30,935  $  91,754  $ 696,279  $ 342,429  $  91,028


  Ratio of earnings to
    fixed charges(2)               -         -          -          -          4.18       3.88       1.06

(1) Interest expense for operating leases with terms of one year or longer is based on an imputed interest rate for each lease.

(2) Earnings before fixed charges were inadequate to cover total fixed charges by $160,786,000,
    $281,981,000, $150,756,000, and $88,207,000 for the years ended December 31, 1991, 1992, 1993, and
    1994.
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